Ex 97.1

Policy for the Recovery of Erroneously Awarded Compensation

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TABLE OF CONTENTS

1. Introduction	3
2. Administration	3
3. Definitions	3
4. Repayment of Erroneously Awarded Compensation	4
5. Other Recoupment	5
6. Reporting and Disclosure	5
7. Indemnification Prohibition	5
8. Interpretation	6
9. Effective Date	6
10. Amendment; Termination	6
11. Other Recoupment Rights; No Additional Payments	6
12. Successors	6
13. Questions	7
14. Disclaimer	7
Exhibit A	8

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1. Introduction
The purpose of this Policy is to describe the circumstances in which Executive Officers will be required to repay or return Erroneously Awarded Compensation to members of the Company. The Company shall ask each Executive Officer to sign and return the Acknowledgment Form attached hereto as Exhibit A pursuant to which such Executive Officer will agree to be bound by the terms and comply with this Policy.

2. Administration
This Policy shall be administered by the Committee. Any determinations made by the Committee shall be final and binding on all affected individuals.

3. Definitions
Accounting Restatement shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period (a “little r” restatement). For the avoidance of doubt, a restatement resulting solely from the retrospective application of a change in generally accepted accounting principles is not an Accounting Restatement.
Board shall mean the Board of Directors of the Company.
Clawback Eligible Incentive Compensation shall mean, in connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-Based Compensation (whether or not such Executive Officer is serving at the time the Erroneously Awarded Compensation is required to be repaid to the Company), all Incentive-Based Compensation Received by such Executive Officer (i) on or after October 2, 2023, (ii) after beginning service as an Executive Officer, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the applicable Clawback Period.
Clawback Period shall mean, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
Committee shall mean the Human Resources and Compensation Committee of the Board.
Company shall mean Enstar Group Limited and its subsidiaries.
Effective Date shall mean December 1, 2023.
Erroneously Awarded Compensation shall mean, with respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.
Executive Officer shall mean the Company’s current and former executive officers, as determined by the Committee in accordance with the definition of Executive Officer set forth in Rule 10D-1(b)(1) of the Securities Exchange Act of 1934, as amended and the Nasdaq Listing Rules..

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Financial Reporting Measures shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this Policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
Incentive-Based Compensation shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
Nasdaq shall mean the Nasdaq Stock Market.
Policy shall mean this Policy for the Recovery of Erroneously Awarded Compensation, as the same may be amended and/or restated from time to time.
Received shall, with respect to any Incentive-Based Compensation, mean actual or deemed receipt, and Incentive-Based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if payment or grant of the Incentive-Based Compensation occurs after the end of that period.
Restatement Date shall mean the earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the issuer is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the issuer to prepare an Accounting Restatement.
SEC shall mean the U.S. Securities and Exchange Commission.

4. Repayment of Erroneously Awarded Compensation
(a)    In the event of an Accounting Restatement, the Committee shall promptly (and in all events within ninety (90) days after the Restatement Date) determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall promptly thereafter provide each Executive Officer with a written notice containing the amount of Erroneously Awarded Compensation and a demand for repayment or return, as applicable. For Incentive-Based Compensation based on (or derived from) stock price or total shareholder return where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to Nasdaq).

(b)    The Committee shall have broad discretion to determine the appropriate means of recovery of Erroneously Awarded Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. For example, an appropriate means of recovery under this Section 4(b) may include, but shall not be limited to, the transfer to the Company of the Company’s outstanding shares that are held by the Executive Officer. To the extent that the Committee determines that any method of recovery (other than repayment by the Executive Officer in a lump sum in cash or property) is appropriate, the Company shall offer to enter into a repayment agreement (in a form reasonably acceptable to the Committee) with the Executive Officer. If the Executive Officer accepts such offer and signs the repayment agreement within sixty (60) days after such offer is extended, the Company shall countersign such repayment agreement. If the Executive Officer fails to sign the repayment agreement within sixty (60) days after such offer is extended, the Executive Officer will be required to repay the Erroneously Awarded Compensation in a lump sum in cash (or such property as the

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Committee agrees to accept with a value equal to such Erroneously Awarded Compensation) on or prior to the date that is one hundred twenty (120) days following the Restatement Date. For the avoidance of doubt, except as set forth in Section 4(d) below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Executive Officer’s obligations hereunder.

(c)    To the extent that an Executive Officer fails to repay all Erroneously Awarded Compensation to the Company when due (as determined in accordance with Section 4(b) above), the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Compensation from the applicable Executive Officer.

(d)    Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 4(b) above if the following conditions are met and the Committee determines that recovery would be impracticable:

(i)    The direct expenses paid to a third party to assist in enforcing the Policy against an Executive Officer would exceed the amount to be recovered, after the Company has made a reasonable attempt to recover the applicable Erroneously Awarded Compensation, documented such attempts and provided such documentation to Nasdaq;

(ii)    Recovery would violate home country law where that law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq; or

(iii)    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

5. Other Recoupment
Notwithstanding anything to the contrary in Section 4, the Committee may also seek to recoup economic gain from or adjust the outstanding awards of any employee, Executive Officer, or director who engages in fraud, theft, misappropriation or embezzlement, or otherwise acts in a bad faith manner that damages or impairs the Company or its business, or as permitted by the Company’s Remuneration Policy.

6. Reporting and Disclosure
The Company shall file all disclosures with respect to this Policy in accordance with the requirement of the federal securities laws, including disclosures required by applicable SEC filings.

7. Indemnification Prohibition

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The Company shall not be permitted to indemnify any Executive Officer against (i) the loss of any Erroneously Awarded Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date).

8. Interpretation
The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy.

9. Effective Date
This Policy shall be effective as of the Effective Date.

10. Amendment; Termination
The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are listed. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or the rules of any national securities exchange or national securities association on which the Company’s securities are limited.

11. Other Recoupment Rights; No Additional Payments
The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement or similar agreement and any other legal remedies available to the Company.

12. Successors
This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

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13. Questions
All questions relating to this Policy set forth herein should be referred to the local Human Resources team or the Office of the Corporate Secretary (corpsec@enstargroup.com).

14. Disclaimer
This document states a policy of the Company and is not intended to be regarded as rendering legal advice.

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Exhibit A
ENSTAR GROUP LIMITED POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION
ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Enstar Group Limited Policy for the Recovery of Erroneously Awarded Compensation (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the policy.
By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company and that, notwithstanding any provision of the Company’s Bye Laws or any indemnification agreement or other arrangement between the Company and the undersigned, the Company shall not indemnify the undersigned against, or pay the premiums for any insurance policy to cover, losses incurred under the Policy. Further, by signing below, the undersigned agrees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner permitted by, the Policy.

Signature

Print Name

Date

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